Exhibit 10.15

NONQUALIFIED STOCK OPTION AGREEMENT

THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of August 4, 2014 (the “Replacement Grant Date”), is entered into between Metaldyne Performance Group Inc., a Delaware corporation (the “Company”), and the optionee named on the signature page hereto (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the ASP MD Holdings, Inc. Stock Option Plan (the “Plan”) was previously established by ASP MD Holdings, Inc. (“Metaldyne”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan;

WHEREAS, the Optionee was previously granted an option to purchase 35,000 shares of common stock, par value $0.001 per share, of Metaldyne on the terms and subject to the conditions set forth in that certain Nonqualified Stock Option Agreement (the “Prior Award”) entered into by and between Metaldyne and the Optionee as of February 19, 2013 (such original grant date, the “Vesting Commencement Date”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 31, 2014 (the “Merger Agreement”) by and among the Company, Grede Merger Sub, LLC, Metaldyne Merger Sub, Inc., HHI Merger Sub, Inc., ASP Grede Intermediate Holdings LLC (“Grede”), ASP HHI Holdings, Inc., Metaldyne, and ASP Grede Holdings LLC, each of Grede, Metaldyne, and HHI became wholly owned subsidiaries of the Company (the “Merger”);

WHEREAS, in connection with the Merger, the Plan and all Awards issued and outstanding thereunder as of the consummation of the Merger were assigned to and assumed by the Company and the outstanding Awards were equitably adjusted as provided in the Merger Agreement to cover shares of common stock of the Company, as a result of which the Prior Award was equitably adjusted to provide now for an option to purchase the number of shares of common stock, par value $0.001 per share, of the Company listed on the signature page hereto (the “Shares”), on the terms and subject to the conditions set forth in this Agreement and in the Plan;

WHEREAS, the award of Options granted pursuant to this Agreement is being issued in replacement of previously issued options under the Plan pursuant to a conversion intended to comply with Section 409A of the Code and by accepting the award of Options granted pursuant to this Agreement, the Optionee hereby agrees that any and all outstanding Options granted under the Prior Award, whether vested or unvested, are hereby cancelled and terminated and shall be of no further force or effect and Optionee shall have no rights thereunder; and

WHEREAS, the Optionee either (i) is a party to the Stockholders’ Agreement or (ii) will become a party to the Stockholders’ Agreement prior to the exercise of Options.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Company” shall have the meaning ascribed to such term in the preamble hereto.

“Competitive Business” shall have the meaning ascribed to such term in Section 7(b) of this Agreement.

“Disability” shall have the meaning ascribed to such term in the Plan; provided, that if the Optionee is party to an employment, severance or similar agreement with the Company or any of its affiliates and such agreement contains a definition of “Disability,” the definition of “Disability” contained in the Plan shall be deemed replaced and superseded, with respect to the Optionee, by the definition of “Disability” used in such agreement.

“Employment Term” shall have the meaning ascribed to such term in Section 7(b) of this Agreement.

“Exercise Notice” shall have the meaning ascribed to such term in Section 5(a) of this Agreement.

“Exercise Price” shall have the meaning ascribed to such term in Section 2(a) of this Agreement.

Good Reason” shall mean the Optionee’s resignation from employment or other engagement with the Company and its Affiliates if and to the extent such resignation satisfies the terms and conditions of the definition of “Good Reason” or similar term of like import, if any, set forth in the Optionee’s employment or other service agreement, if any, in effect as of the time of the Optionee’s termination of employment or other engagement with the Company and its Affiliates.

“Option Shares” shall have the meaning ascribed to such term in Section 2(a) of this Agreement.

“Option Term” shall have the meaning ascribed to such term in Section 3 of this Agreement.

“Optionee” shall have the meaning ascribed to such term in the preamble hereto.

“Original Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 1, 2012, by and among ASP MD Intermediate Holdings II, Inc., MD Investors Corporation, ASP MD Acquisition Co., Inc., Carlyle CIM Agent, L.L.C., and Carlyle Strategic Partners II, L.P.

“Person” shall mean any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Plan” shall have the meaning ascribed to such term in the recitals hereto.

“Restricted Period” shall have the meaning ascribed to such term in Section 7(b) of this Agreement.

“Shares” shall have the meaning ascribed to such term in the recitals hereto.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of August 4, 2014, by and among the Company, ASP MD Investco LP, ASP HHI Investco LP, ASP Grede Investco LP, and the minority investors identified therein, as it may be amended from time to time.

2. Grant of Option; Option Price.

(a) On the terms and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the Option to purchase up to the number of Shares listed on the signature page hereto (the “Option Shares”) at an exercise price of $73.71 per Share (the “Exercise Price”). The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Company agrees that at all times there shall be made available for issuance upon exercise of the Option the Option Shares (or the remaining unexercised portion of the Option, if less) without regard to whether or the extent to which the Option is then exercisable, and that the par value of those Option Shares will at all times be less than the Exercise Price. The Company further represents and agrees that all Option Shares which may be issued upon the exercise of the Option will, upon issuance, be validly issued, fully paid and nonassessable and free from liens and charges arising from actions of the Company with respect to the issuance thereof.

3. Term. The term of the Option (the “Option Term”) shall commence on the Replacement Grant Date and expire on the tenth anniversary of the Vesting Commencement Date, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement or the Plan.

4. Vesting.

(a) Unless accelerated as otherwise provided in Section 4(b) or (c), the Option shall become exercisable as to all Option Shares granted hereunder on the fifth anniversary of the Vesting Commencement Date, with 20% of the Option becoming exercisable on each of the first five anniversaries of the Vesting Commencement Date, in each case for so long as the Optionee continues to be an Employee or Key Non-Employee through such vesting date.

(b) Notwithstanding anything herein to the contrary, upon the consummation of a Transaction, any portion of the Option not then exercisable shall immediately become exercisable, so long as the Optionee has been an Employee or Key Non-Employee at all times from the Grant Date through the Transaction. In addition, notwithstanding anything herein to the contrary, if an operating division of the Company or an Affiliate is sold, the Board may, in its discretion, accelerate the vesting of some or all of the Option if the Optionee’s employment is transferred in connection with such sale.

(c) Notwithstanding anything herein to the contrary, upon the Optionee’s termination of employment or other engagement with the Company and its Affiliates due to death, Disability, by the Company without Cause, or by the Optionee for Good Reason during the Option Term, 100% of all Option Shares that have not then already vested pursuant to this Section 4 shall vest upon such termination of employment or other engagement and shall be exercisable in accordance with Section 6 below.

5. Procedure for Exercise.

(a) The Option may be exercised with respect to Shares that are exercisable, from time to time, in whole or in part, by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company at its principal executive office, at least ten (10) days before the date on which the Optionee wishes to exercise the Option, which Exercise Notice shall:

(i) state that the Optionee elects to exercise the Option;

(ii) specify the number of Shares with respect to which the Optionee is exercising the Option;

(iii) include any representations of the Optionee required under Section 9 hereof;

(iv) in the event that the Option shall be exercised by the representative of the Optionee’s estate pursuant to Section 10, include appropriate proof of the right of such Person to exercise the Option;

(v) state the date upon which the Optionee desires to consummate the purchase of such Shares (which date must be prior to the termination of the Option); and

(vi) comply with such further provisions as the Company may reasonably require.

(b) Payment of the Exercise Price for the Shares to be purchased on the exercise of the Option (plus any applicable federal, state or local withholding taxes) shall be made in one or more of the following, as elected by the Optionee: (i) in cash, by check payable to the order of the Company or, at the discretion of the Board, upon such other terms and conditions as the Board shall approve, (ii) by transferring previously owned Shares to the Company, (iii) by having Shares otherwise deliverable upon the exercise withheld or (iv) following an IPO, pursuant to a “cashless exercise” procedure (provided that the Committee has expressly approved such form of exercise in advance). Any Shares transferred to or withheld by the Company as payment of the Exercise Price shall be valued at their Fair Market Value on the date of exercise of the Option.

(c) Subject to the immediately following sentence, after payment of the Exercise Price (and related withholding taxes) for the Shares by the Optionee, the Company shall, on the date such Shares are purchased by the Optionee, deliver to the Optionee an original certificate representing the Shares. As a condition to the exercise of the Option and prior to the issuance of any Shares, the Optionee (or the representative of his estate) shall be required to execute the Stockholders’ Agreement.

(d) In addition to the other restrictions contained in the Stockholders’ Agreement, the Optionee (or the representative of his estate) acknowledges and agrees that he or she shall be subject to the repurchase rights set forth in Article IV of the Stockholders’ Agreement following the date the Optionee ceases to be an Employee or Key Non-Employee and any Shares acquired pursuant to the exercise of the Option shall be subject to a Call Option (as defined in the Stockholders’ Agreement) under Article IV of the Stockholders’ Agreement.

(e) The Company shall be entitled to require as a condition of delivery of the Shares that the Optionee agree to remit when due an amount in cash sufficient to satisfy all current or estimated future federal, state and local withholding and employment taxes relating thereto or otherwise satisfy such taxes in a manner specified in Section 5(b).

6. Termination of Service with the Company and its Affiliates. Notwithstanding anything in this Agreement to the contrary, any portion of the Option which is not exercisable upon the Optionee’s termination of employment or other engagement with the Company and its Affiliates for any reason shall terminate as of the date on which such termination of employment or other engagement occurs; provided that if Optionee’s employment or other engagement terminates for Cause, the Option, whether exercisable or nonexercisable, shall be deemed to have terminated as of the day preceding such termination of employment or other engagement. Notwithstanding the foregoing, upon an Optionee’s (i) death or termination of employment or other engagement for a Disability, the Optionee (or his representative) shall be entitled to exercise any portion of the Option that was exercisable on the date of termination of employment or other engagement until (a) the date which is six months after such date of termination, or (b) the end of the Option Term, if earlier or (ii) termination of employment or other engagement other than for Cause, death or Disability, the Optionee (or his representative) shall be entitled to exercise any portion of the Option that was exercisable on the date of termination of employment or other engagement until (a) the date which is ninety (90) days after such date of termination, or (b) the end of the Option Term, if earlier.

7. Non-Competition; Non-Solicitation.

(a) The following provisions of this Section 7 shall only apply to the Optionee to the extent the Optionee is not subject to a non-compete or non-solicit agreement with the Company or its Affiliates.

(b) Optionee acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees as follows:

(i) During the term of the Optionee’s employment or other engagement with the Company or any of its Affiliates (the “Employment Term”) and until the later of (a) eighteen (18) months following the termination of the Employment Term and (b) thirty-six (36) months following consummation of the transactions contemplated by the Original Merger Agreement (the “Restricted Period”), Optionee will not directly or indirectly participate in, work for or provide consulting, financial or other services to, engage in, conduct, manage or operate, or acquire or own any capital stock of or other equity interest in, any Person or business anywhere in the world that competes with the business of the Company, its parent company or any of their respective subsidiaries (including, without limitation, businesses which the Company, its parent company or any of their respective subsidiaries have specific plans to conduct in the future and of which Optionee is aware), as such businesses exist or are in process during the Employment Term or on the date of the termination or expiration of the Employment Term (a “Competitive Business”); provided that nothing in this Section 7(b)(i) shall be deemed to prohibit the acquisition or holding of not more than 2% of the shares or other securities of a publicly traded entity involved in a Competitive Business as long Optionee has no active participation in the business of such entity; and provided, further, that Optionee may, without violating this Section 7(b)(i), serve as an employee, consultant or independent contractor to any Person or business engaging in a Competitive Business through any division or subsidiary provided such Competitive Business generates less than 20% of the annual revenue of such Person or business and provided that Executive does not participate in, work for or provide any services to such Person or business in connection with such Competitive Business.

(ii) During the Restricted Period, Optionee will not, whether on Optionee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (A) solicit any business related in any way to the business of the Company, its parent company or any of their respective subsidiaries from any customer of the Company, its parent company or any of their respective subsidiaries or from any prospective customer of the Company, its parent company or any of their respective subsidiaries which Optionee has reason to know was such a prospective customer during the Restricted Period, (B) request, induce or advise any such customer or prospective customer to withdraw, curtail adversely (to the Company, its parent company or any of their respective subsidiaries) modify or cancel any such business with the Company, its parent company or any of their respective subsidiaries or (C) contact, solicit, canvass or approach any Person who provides products or services to the Company, its parent company or any of their respective subsidiaries for the purpose of causing such Person to cease providing such products or services to the Company, its parent company or any of their respective subsidiaries.

(iii) During the Restricted Period, Optionee will not, whether on Optionee’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly, (A) employ, engage or retain any individual who is at the time an employee, consultant or independent contractor of the Company, its parent company or any of their respective subsidiaries, or had been an employee, consultant or independent contractor of the Company, its parent company or any of their respective subsidiaries within six (6) months prior to the last day of the Employment Term or (B) solicit, induce or persuade in any way any such individual to terminate or modify his employment relationship with the Company, its parent company or any of their respective subsidiaries.

(c) Optionee agrees that the covenants set forth in this Section 7 are reasonable covenants under the circumstances, and further agrees that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as such court shall deem necessary to cause the provisions hereof (as modified) to be valid and enforceable and to enforce the remainder of the covenants as so amended. Optionee agrees that any breach of any covenant contained in this Section 7 would irreparably injure the Company. Accordingly, Optionee agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, shall be entitled to a decree or order of specific performance and an injunction against Optionee from any court having jurisdiction over the matter, restraining any further violation of this Section 7 without proof of actual damages.

(d) If the Optionee breaches any of the material provisions of this Section 7, any exercise, payment or delivery made pursuant to this Agreement during the two (2) year period prior to such breach shall be rescinded. The Company shall notify the Optionee in writing of any such rescission within one (1) year of the date it acquires actual knowledge of such breach. Within ten (10) days after receiving such a notice from the Company, the Optionee shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery pursuant to the Option. Such payment shall be made either in cash or by returning to the Company the number of Shares that the Optionee received in connection with the rescinded exercise, payment or delivery.

8. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any of the Shares subject to the Option until the date of acceptance by the Company of payment for such Shares pursuant to the exercise of the Option in accordance with the terms and conditions set forth in this Agreement and until the Optionee has become a party to and bound by the Stockholders’ Agreement.

9. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof except in compliance with the Act, and the Optionee shall provide the Company with such further representations and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

10. Restriction on Transfer.

(a) The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee should die during the Option Term, the portion of the Option which is exercisable at such time or which may become exercisable pursuant to Section 6 shall thereafter be exercisable by the individual who is entitled to do so pursuant to the Optionee’s will or by the law of descent and distribution to the full extent to which it was exercisable by the Optionee at the time of his death or to which it becomes exercisable pursuant to Section 6, as the case may be. The Option shall not be subject to lien execution, lien attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b) All Shares issued to the Optionee upon exercise of the Option shall be subject to the restrictions contained in the Stockholders’ Agreement.

11. Restrictive Legend. All stock certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the form set forth in the Stockholders’ Agreement.

12. No Right to Employment. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time.

13. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)	if to the Company, at:

Metaldyne Performance Group Inc.

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, New York 10171

Fax: (212) 697-5524

Attention: Loren Easton and Eric L. Schondorf, Esq.

with copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile: (212) 310-8007

Attention: Michael E. Lubowitz, Esq.

(b) if to the Optionee, at the address most recently supplied to the Company and set forth in the Company’s records, with a copy to his attorney at such address as shall have been provided to the Company;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date received), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach. Any of the provisions of this Agreement may be waived only by an instrument in writing executed by the party or parties whose rights are being waived.

15. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.

16. Amendment. Except as otherwise provided in the Plan, this Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties. Waivers of or amendments to this Agreement shall be binding as against the Company only if approved by the Board.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

19. Entire Agreement. This Agreement and the Plan (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto including, without limitation, the Prior Award.

20. Severability. In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 10 hereof.

22. Prior Award Cancellation. The award of options granted pursuant to this Agreement is being issued in replacement of previously issued options under the Plan pursuant to a conversion intended to comply with Section 409A of the Code. By accepting the award of options granted pursuant to this Agreement, the Optionee hereby agrees that any and all outstanding options to purchase common stock of Metaldyne and the Company and any and all other rights held by the Optionee to acquire equity of Metaldyne and the Company, in each case, under the Prior Award, whether vested or unvested, are hereby cancelled and terminated and shall be of no further force and effect and the Optionee shall have no rights thereunder.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

METALDYNE PERFORMANCE GROUP INC.

By:	/s/ Eric Schondorf
Name: Eric Schondorf
Title: Vice President and Secretary

OPTIONEE

/s/ Thomas A. Amato
Name: Thomas A. Amato

OPTIONEE	TOTAL NUMBER OF OPTION SHARES
Thomas A. Amato	7,489

[Signature Page to Non-Qualified Stock Option Agreement – Tranche B]